EXHIBIT 99.1

Theragenics Corporation Extends Exclusivity Period
 Under Letter Agreement with Juniper Investment Company

Juniper Affirms $2.25-$2.30 Per Share Proposal

BUFORD, GA, June 13, 2013 – Theragenics Corporation® (NYSE: TGX), a medical device company serving the surgical products and prostate cancer treatment markets, today announced that, based on ongoing discussions, the Company and Juniper Investment Company, LLC (“Juniper”) have agreed to extend the exclusivity period under the letter agreement dated May 12, 2013 in connection with Juniper’s proposal to acquire all of the Company’s outstanding common stock. The exclusivity period will now expire at 5:00 p.m. ET on June 18, 2013 unless, prior to such time, Juniper has provided to the Company drafts of equity and debt financing commitments in an amount sufficient to fund the proposed transaction, in which case the exclusivity period will be automatically extended until 5:00 p.m. ET on June 25, 2013.

Juniper has expressly reaffirmed its proposal to acquire all of the Company’s outstanding common stock for $2.25 to $2.30 per share in cash.  In connection with the extension of exclusivity, Juniper’s proposal anticipates that any definitive merger agreement between the Company and Juniper would contain an appropriate “go shop” provision allowing the Company, for a period of 35 days (increased from the 30-day period in Juniper’s prior proposal) from the date of execution of a definitive merger agreement, to solicit interest from third parties in connection with an alternative business combination.

The proposed transaction remains subject to, among other things, satisfactory completion of Juniper’s due diligence review of the Company, the receipt of financing by Juniper and the negotiation and execution of a mutually acceptable definitive merger agreement containing customary terms and conditions.

No final decision has been made to engage in a merger transaction or similar business combination with Juniper or any other party. The Board continues to evaluate strategic alternatives, including Juniper’s proposal, consistent with its fiduciary duties to act in the best interest of the Company’s stockholders. There can be no assurance that any definitive merger agreement will be entered into or, if entered into, what the terms thereof will be, or that this or any other transaction will be approved or consummated. The Company does not intend to comment further regarding this proposal or its evaluation of strategic alternatives unless a specific transaction is recommended by the Board.

Theragenics Corporation (NYSE: TGX) operates two business segments: its surgical products business and its brachytherapy seed business. The surgical products business (www.cpmedical.com, www.galtmedical.com, www.needletech.com) manufactures and distributes wound closure, vascular access, and specialty needle products. Wound closure products include sutures, needles and other surgical products. Vascular access includes introducers, guidewires and related products. Specialty needles include coaxial, biopsy, spinal and disposable veress needles, access trocars, implanters, introducer products, and other needle-based products. The surgical products segment serves a number of markets and applications, including, among other areas, interventional cardiology, interventional radiology, vascular surgery, orthopedics, plastic surgery, dental surgery, urology, veterinary medicine, pain management, endoscopy, and spinal surgery. Theragenics’ brachytherapy business manufactures, custom loads, distributes and markets “seeds” used primarily in the minimally invasive treatment of localized prostate cancer. The Company’s brachytherapy product line (www.theragenicsbrachy.com) includes its palladium-103 TheraSeed® and its iodine-125 AgX100® devices. The terms "Company," "we," "us," or "our" mean Theragenics Corporation and all entities included in our consolidated financial statements. For additional information, call our Investor Relations Department at (800) 998-8479 or visit www.theragenics.com.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks and uncertainties, including, without limitation, statements regarding the outcome of exploring strategic alternatives, a proposed business combination with Juniper, success and results of strategic initiatives, future financial performance or financial position, as well as our assumptions underlying such information. Actual results may differ materially due to a variety of factors, including, among other things, uncertainties related to the completion of due diligence, execution of a definitive agreement,  satisfaction of closing conditions to be specified in a definitive agreement and other factors set forth from time to time in our filings with the Securities and Exchange Commission.

All forward looking statements and cautionary statements included in this document are made as of the date hereof based on information available to us as of the date hereof, and we assume no obligation to update any forward looking statement or cautionary statement.